Exhibit 99.1

YTB COMPLETES TRAVEL AGREEMENT
Results in enhanced travel products and increased travel commission opportunity.

WOOD RIVER, Ill., October 26, 2011 – YTB International Inc. (Pink Sheets: YTBLA) (“YTB” or the “Company”), a provider of e-commerce business solutions for individual consumers and home-based independent representatives in the United States, Bermuda, the Bahamas, and Canada, today is pleased to announce the Company executed an asset purchase agreement (“Agreement”) with an unaffiliated third party, Sixth Scott, LLC (“Sixth Scott”).  Sixth Scott, which will operate under the name First Travel Alliance, has access to a collection of companies that generate $1.2 billion in travel sales annually.

According to the Agreement, Sixth Scott agrees to assume contracts, agreements and licenses previously held by the Company’s subsidiary, YTB Travel Network of Illinois, Inc.  Sixth Scott will independently manage all travel content and provide the customer support function as well as handle all group travel booking.

President of YTB Travel Network, Inc., J. Kim Sorensen, said the deal strengthens the product mix and increases the travel commission earning potential for all site owners.  “We are excited about the potential for our current and future travel members.  Because the Agreement makes more travel products available at higher commission levels, I expect our home based travel agents to re-establish their market position within the industry.”

A representative from Sixth Scott added, “We have been very impressed with the incredible size of the YTB member network, which can provide a distribution channel to our portfolio of travel businesses. As we continue to expand the breadth of our businesses, strategic acquisitions such as that of YTB Travel Network of Illinois will further support our objectives.”

Bob Van Patten, President and CEO of YTB International, Inc., also commented, “After a thorough search, we found a strategic partner to manage the content and travel sites of our business owners.  The Agreement allows YTB to focus both on marketing of the travel program opportunity, as well as YTB’s new product offerings, which include Ganovia Coffee, Spider Mobile Marketing and Suklaa Personal Care Products.  Giving Sixth Scott the ability to manage the content of the travel sites is a positive for YTB and site owners; both companies can focus on their individual expertise increasing the likelihood of future growth.”

About YTB International

YTB International, Inc.’s travel subsidiary, YTB Travel Network, Inc. was recognized as the 34th largest seller of travel in the U.S. in Travel Weekly's 2011 Power List, based on 2010 annual retail value of travel services booked.

YTB, based in Wood River, IL, provides e-commerce business solutions for individual consumers and home-based independent representatives in the United States, Bermuda, the Bahamas and Canada. The Company operates through two subsidiaries: YTB, Inc. (formerly ZamZuu, Inc., YTB Marketing, Inc. and YourTravelBiz.com, Inc.) and YTB Travel Network, Inc.

Learn more about YTB at http://www.ytb.com or http://www.ytbi.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2010. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

For: YTB International, Inc.

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SOURCE YTB International, Inc.